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                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549


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                                      FORM 8-K

                                   Current Report


                         PURSUANT TO SECTION 13 OR 15(d) OF
                        THE SECURITIES EXCHANGE ACT OF 1934



     DATE OF THE REPORT (DATE OF EARLIEST EVENT REPORTED) :    JANUARY 21, 1999



                              THE KROLL-O'GARA COMPANY
               (Exact name of registrant as specified in its charter)





               Ohio                    000-21629             31-1470817
 (State or other jurisdiction of      (Commission         (I.R.S. Employer
          Incorporation)             file number)        Identification No.)


                                 9113 LeSaint Drive
                               Fairfield, Ohio 45014
                                   (513) 874-2112

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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                      INFORMATION TO BE INCLUDED IN THE REPORT


Items 1, 2, 3, 4, 6, 7, 8 and 9 are not applicable and are omitted from this Current Report.

ITEM 5    OTHER INFORMATION.

     On January 21, 1998, The Kroll-O'Gara Company (the "Company") announced that it had executed a definitive agreement to acquire all of the outstanding capital stock of Background America, Inc. ("BAI") in exchange for approximately 988,000 shares of Kroll-O'Gara common stock. The transaction is expected to be accounted for as a "pooling of interests" under generally accepted accounting principles. The closing of the transaction is expected to occur late in the first quarter or during the second quarter of 1999 and is subject to, among other things, the approval of the shareholders of BAI.

     BAI, headquartered in Nashville, Tennessee, is an information technology enterprise specializing in Internet-based employment screening and compliance services. By focusing on innovative Internet solutions, BAI is poised to take advantage of the rapid advances in the acquisition and dissemination of data. BAI is an industry pioneer in the use of the World Wide Web in the employment-screening field. Founded in September 1995, the company employs approximately 125 people in its three operations centers and five sales offices. BAI has approximately 3,500 clients in a broad range of markets, including healthcare, insurance, manufacturing, and retail. BAI has experienced rapid growth since its founding with sales of $1.8 million, $4.2 million, and $5.8 million for 1996, 1997, and the 10 months ended October 31, 1998, respectively. Barring unforseen circumstances, the Company currently expects the transaction to be a accretive to earnings in 1999, before transaction expenses.

     Certain of the statements set forth above are forward-looking statements within the meaning of the federal securities laws. Such statements are based upon management's estimates, assumptions, and projections and are subject to substantial risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements.


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                                     SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



DATE:     JANUARY 29, 1998              THE KROLL-O'GARA COMPANY




                                        By   /s/Nicholas P. Carpinello
                                             ----------------------------------
                                             Nicholas P. Carpinello
                                             Controller and Treasurer


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